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                                                                   EXHIBIT 10.16

                       PIEDMONT NATURAL GAS COMPANY, INC.
                        SHORT-TERM INCENTIVE PLAN (STIP)
                          (EFFECTIVE NOVEMBER 1, 2003)

The Piedmont Natural Gas Company Board of Directors (Board) adopted a fiscal year 2004 Short-Term Incentive Plan (Plan) on August 22, 2003. Each year the Board will consider a Plan for the new fiscal year. The design of the Plan provides for cash payments upon the attainment of performance measures approved by the Board.

The Plan is designed to promote the interests of the Company by attracting and retaining in its employment persons of outstanding ability, and to provide executives and other key employees greater incentive to make material contributions to the success of the Company. Plan performance periods are one year in length.

Eligibility

The Board approves Plan participation. Generally, job classification determines those that are eligible to participate. Employees in a job classification of District Manager (A, B, C), Director, Vice President, Senior Vice President, or President/CEO have been approved as participants.

      *PROCEDURE - The President/CEO recommends participants in the Plan with approval from the Board.

Formula

A standard formula has been established to determine the target award for each participant. This formula considers title, base salary effective for the majority of the fiscal year, and number of months of participation.

Title                                     Target %
-----                                     --------
President/CEO                               40%
Senior VP                                   30%
Vice President (Senior Team)                20%
Vice President                              15%
Director                                    10%
District Manager (A, B, C)                  10%

Example: Vice President with a base salary of $150,000, participant for entire performance period.

$150,000      x      .15                 =    $22,500
Base Salary          Target                   Cash Target

      *PROCEDURE - Near the beginning of a fiscal year or after there is a new hire/promotion, the Director - Compensation/HRIS creates spreadsheets listing all participants and award targets. This information is provided to the Board for approval after review by the Vice President - Human Resources and

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                     the President/CEO. Generally, the Board approves new awards at the August meeting and specific participants and award targets at the December meeting. Upon approval, the Vice President and Controller and the Vice President, Corporate Counsel and Secretary receive a copy of all appropriate documents. The Vice President, Corporate Counsel and Secretary documents the actions of the Board in the Minutes from the Board Meeting. The Director - Compensation/HRIS budgets for the Plan in area code 9140. The Vice President and Controller makes necessary accruals concerning the expensing of the Plan.

Performance Periods and Performance Criteria

The performance periods are one year in length. The fiscal year 2004 Plan is the first. The fiscal year 2005 Plan was approved by the Board on August 27, 2004. Any subsequent Plans will be determined by the Board. The Board determines performance measures.

      *PROCEDURE - The Board determines the performance periods and performance measures. The performance measure for fiscal year 2004 and fiscal year 2005 Plans is earnings per share.

Distribution

Assuming that performance objectives are met for the fiscal year, cash payments will occur at the end of the performance period.

The company's tax withholding requirements must be met. Federal and state income taxes and FICA taxes are withheld at statutory rates.

For the fiscal year 2004 Plan, if EPS performance is less than 90% of target there is no cash distribution. If EPS performance is at 90% of target, there is a 50% distribution. If EPS is at 100% of target, there is a 100% distribution. If EPS is at 110% or greater than target, there is a 150% distribution. EPS performance levels between threshold and stretch will be subject to mathematical interpolation.

For the fiscal year 2005 Plan, if EPS performance is less than 95% of target there is no cash distribution. If EPS performance is at 95% of target, there is a 50% distribution. If EPS is at 100% of target, there is a 100% distribution. If EPS is at 105% or greater than target, there is a 150% distribution. EPS performance levels between threshold and stretch will be subject to mathematical interpolation.

      *PROCEDURE - The performance measures for each award are determined at the beginning of each award period. At the end of each fiscal year, the Director - Compensation/HRIS will confirm EPS with the Chief Financial Officer or his designee. At the conclusion of the fiscal year, performance information is presented to the Board who will declare the appropriate distribution. These distributions will occur in December or January following the end of the performance period.

STIP Agreement

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For the fiscal year 2004 Plan, each participant was provided a detailed document and invited to attend a presentation on this new incentive opportunity. For the fiscal year 2005 Plan and any subsequent Plans, participants will be asked to sign an agreement that provides details for the Plan.

      * PROCEDURE- Near the beginning of an Award Period or after the Board has approved a new participant, two original agreements are prepared by the Director - Compensation/HRIS. These are enclosed with a letter from the President/CEO and forwarded to the participants for their review and signature. One of the agreements is returned to Human Resources and maintained on file.

Change of Events

      Resignation/Termination/Retirement/Death
      Unless otherwise determined by the Board, in the event of the resignation, termination, retirement, or death of a participant prior to the end of any fiscal year, participation shall be immediately forfeited and canceled.

      Promotion as Participant

      Upon promotion to a higher-level position, an adjustment may be made to the target award that is associated with the new position.

      New Participant

            Promotion
            An employee promoted into an eligible position will be considered for an incentive opportunity in accordance with the formula outlined on page 1.

            New Hire
            An employee hired into an eligible position will be considered for an incentive opportunity in accordance with the formula outlined on page 1.

      *PROCEDURE - The Director - Compensation/HRIS is notified of any Change of
                     Events and provides calculations concerning incentive opportunities under the Plan.

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